Exhibit 1

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, each of the undersigned agrees that the statement on Schedule 13D (including amendments thereto) filed herewith shall be jointly filed on behalf of each of the undersigned.

Dated: October 1, 2010

E-TOWN INTERNATIONAL HOLDING (HONG KONG) CO., LIMITED

By:	/S/ WEN BAI

Name:	Wen Bai
Title:	Chairman

BEIJING E-TOWN INTERNATIONAL INVESTMENT & DEVELOPMENT CO., LTD.

By:	/S/ JIALUN ZHANG

Name:	Jialun Zhang
Title:	Vice General Manager